UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   LODER, RONALD K.
   Loder, Drew & Associates
   31831 Camino Capistrano
   Suite 200
   San Juan Capistrano, CA  92675
2. Date of Event Requiring Statement (Month/Day/Year)
   October 20, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   The Profit Recovery Group International, Inc.
   PRGX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Divisional President
6. If Amendment, Date of Original (Month/Day/Year)
   October 30, 1998
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock, No Par Value                 |575,369 shares (1)    |D               |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Explanation of Responses:
(1) This amendment is filed to correct the number of shares beneficially owned. The original Form 3 erroneously indicated ownership of 803,535 shares owned indirectly through Loder, Drew & Associates ("Loder Drew"). Prior to October 20, 1998, Loder Drew distributed these shares to its partners, including 575,369 shares to the reporting person. The reporting person no longer owns any shares indirectly through Loder Drew.
SIGNATURE OF REPORTING PERSON
Ronald K. Loder by Clinton McKellar as General Counsel
DATE
December 7, 1998